NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 31, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 20, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Guggenheim Enhanced Equity Strategy Fund and Guggenheim Equal Weight Enhanced Equity Income Fund with and into Guggenheim Enhanced Equity Income Fund became effective before market open on March 20, 2017. Common shareholders of Guggenheim Enhanced Equity Strategy Fund and Guggenheim Equal Weight Enhanced Equity Income Fund, respectively, received 2.13281431 and 2.08664173 newly-issued common shares of the Guggenheim Enhanced Equity Income Fund per common share held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 20, 2017.